Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Aditxt, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Aditxt, Inc. effective at the opening of the trading session on October 19, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on May 6, 2026.
On May 13, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1). The Company was notified of the Staff determination on May 27, 2026.
On June 11, 2026, the hearing was held.
On June 23, 2026 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company security was suspended on June 25, 2026. The
Staff determination to delist the Company common stock became final on August 7, 2026.